Exhibit (a)(25)

VAN ECK FUNDS

AMENDMENT NO. 25

TO

THE AMENDED AND RESTATED MASTER TRUST AGREEMENT

          Amendment No. 25 to the Amended and Restated Master Trust Agreement dated February 6, 1992, as amended (the “Agreement”) of Van Eck Funds (the “Trust”), made at New York, New York, this 27th day of April, 2010.

WITNESSETH:

          WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust;

          WHEREAS, on December 3-4, 2009, a majority of the Trustees voted to designate an additional Class for four Series of the Trust which will be named Emerging Markets Fund Class Y, International Investors Gold Fund Class Y, Global Hard Assets Fund Class Y and Multi-Manager Alternatives Fund Class Y;

          WHEREAS, on March 18-19, 2010, a majority of the Trustees voted to re-designate the “Commodities Series Fund I” as the “Long-Only Commodity Fund” and the “Commodities Series Fund II” as the “Long/Flat Commodity Fund” and to designate an additional Class for each of these Series of the Trust which will be named Long-Only Commodity Fund Class Y and Long/Flat Commodity Fund Class Y;

          WHEREAS, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate Sub-Trusts of the Trust and classes thereof; and

          WHEREAS, a majority of Trustees have duly approved this amendment to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

          NOW, THEREFORE, the initial paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in its entirety as follows:

Section 4.2. ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following eight

Sub-Trusts: Emerging Markets Fund (Class A, Class C, Class I and Class Y), Global Hard Assets Fund (Class A, Class C, Class I and Class Y), International Investors Gold Fund (Class A, Class C, Class I and Class Y), Multi-Manager Alternatives Fund (Class A, Class I and Class Y), Long-Only Commodity Fund (Class A, Class C, Class I and Class Y), Long/Flat Commodity Fund (Class A, Class C, Class I and Class Y), Commodities Series Fund III (Class A, Class C and Class I) and Commodities Series Fund IV (Class A, Class C and Class I). Shares of each such Sub-Trust and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall, unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same, have the same relative rights and preferences.

          The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

/s/ Joseph J. McBrien, Secretary
Joseph J. McBrien, Secretary

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

          Then personally appeared the above-named Joseph J. McBrien and acknowledged this instrument to be his/her free act and deed this 27th day of April, 2010.

s/s Alison Y. Emanuel
Notary Public, State of New York
NO. 01EM5077310
Qualified in Queens County
Commission Expires May 5, 2011